EXHIBIT 10.22

                   CARRIAGE FUNERAL SERVICES OF IDAHO, INC.

                            CARRIAGE PARTNERS PLAN
                          FOR NORTHWESTERN IDAHO AND
                              EASTERN WASHINGTON


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            CARRIAGE FUNERAL SERVICES OF IDAHO, INC., an Idaho corporation (the
"Company"), hereby establishes its Carriage Partners Plan for Northwestern Idaho and Eastern Washington (the "Plan"), effective April 1, 1996, for the purpose of providing certain incentives to employees of the Company or other persons presently or formerly associated with one or more of its funeral home and cemetery locations within the Territory (as hereafter defined). The terms, provisions and conditions of the Plan shall be as follows:

                                   Article 1

                                 DEFINED TERMS

            The following terms, whenever used in this Plan, shall have the meanings set forth below:

            1.1 "Affiliate" of the Company means a corporation controlling, controlled by or under common control with the Company.

            1.2 "Buyout Period" means the period beginning on January 1, 2002 and ending on December 31, 2005.

            1.3 "Fair Market Value" of a share of Parent's Common Stock means
      (i) when such Common Stock is traded on a national securities exchange or over the counter, the average trading price of a share of Common Stock for the ten trading days of the Common Stock preceding the date of delivery of the Company's notice under Section 4.2 below, or (ii) if the Common Stock is not so traded on such date, then the option exercise price provided under the most recent options granted by Parent under its Stock Incentive Plan. For purposes of clause (i) above, the "trading price" means, on any trading day for the Common Stock, (x) if the Common Stock is traded on a national securities exchange on such trading day, then the closing price on such trading day as reelected in the consolidated trading tables of the WALL STREET JOURNAL or any other appropriate publication, (y) if the Common Stock is traded over-the-counter and reported on NASDAQ, then the average of the high and low sales prices on such trading day
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      as reported in such publication or, if not so published, then as reported by NASDAQ, or (z) if the Common Stock is not traded on a national securities exchange or in the NASDAQ National Market System on such trading day, then the representative bid and asked prices at the end of such trading day in such market as reported by NASDAQ.

            1.4 "Fiscal Year" means the Company's fiscal year for accounting and tax purposes, which initially is the calendar year.

            1.5 "Majority in Interest" means those Participants who, at the applicable time, hold points constituting a majority of the points held by all Participants.

            1.6 "Operating Net Income" means, for any Fiscal Year, the net income for such Fiscal Year attributable to the revenues and expenses from the Target Operations, determined in accordance with generally accepted accounting principles and as reflected in the unaudited statement of income of such operations for such Fiscal Year, plus federal income taxes, interest, incentive payments under this Plan, depreciation and amortization deducted for purposes of calculating such net income. In no event will there be charged against Operating Net Income, for purposes of the above calculation, any corporate overhead charges from the Company's corporate offices in Houston, Texas, other than (i) a administrative overhead charge covering auditors fees, legal expenses and other similar costs of the Target Operations equal to 1.25` of the pro forma revenues of each of the Target Operations, and (ii) insurance premiums that are attributable to the Target Operations.

            1.7 "Parent" means Carriage Funeral Services, Inc., a Delaware corporation and the Company's ultimate corporate parent.

            1.8 "Participants" means those employees of the Company or other persons who, at the time of becoming Participants hereunder, are associated or were at any time therefore associated with one or more funeral homes or cemeteries owned and operated by the Company or its Affiliates within the Territory, who the Company designates as being entitled to participate in this Plan and who execute and deliver to the Company a Plan Adoption Agreement substantially in the form of Exhibit A attached hereto.

            1.9 "Target Operating Net Income" means the budgeted Operating Net Income established for each Target Operation upon its acquisition by the Company or an Affiliate by its Board of Directors.

            1.10 "Target Operations" means all funeral homes and cemeteries that are acquired by the Company and its Affiliates
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      within the Territory during the Term of this Plan, but specifically excluding the Merchant Funeral Home located at 1000 7th Street in Clarkston, Asotin County, Washington, the Richardson-Brown Funeral Home located at 750 Columbia Street in Pomeroy, Garfield County, Washington, the Mountain View Funeral Home located at 7th and Cedar in Lewiston, Nez Perce County, Idaho, and the Coeur d'Alene Memorial Chapel located at 7315 No Government Way in Coeur d'Alene, Kootenai County, Idaho, the Coeur d'Alene Memorial Gardens Cemetery located at 7315 No Government Way in Coeur d'Alene, Kootenai County, Idaho and the Lewis Clark Memorial Park Cemetery located at 7th and Cedar in Lewiston, Nez Perce County, Idaho (including any successor names) (the "Excluded Locations").

            1.11 "Territory" means the State of Idaho and a 50 mile radius of each Excluded Location.

            1.12 "Term of this Plan" means the period beginning on March __, 1996 and ending on December 31, 2005.

                                   Article 2

                            INCENTIVE PARTICIPATION

            2.1 If, during the Term of this Plan, the Company or an Affiliate acquires one or more funeral homes or cemeteries that are located within the Territory, then all such funeral homes and cemeteries so located within the Territory shall be included within the Target Operations for purposes of this Plan.

            2.2 Upon each acquisition of one or more Target Operations, the Company shall establish its Target Operating Net Income for each Target Operation, whether for each individual funeral home or cemetery or for a group of related funeral home and cemetery operations. At or within 30 days following the close of each such acquisition, the Company shall provide written notice to each Participant of the fact of such acquisition and the amount of the Target Operating Net Income for each Target Operation. The amount of the Target Operating Net Income shall be based upon all relevant factors, including any budgeting input from managers of the Target Operations, but the amount as finally determined shall be subject to the sole discretion o(pound) the Company's Board of Directors, provided that in the year of acquisition, the Target Operating Net Income shall not (without the consent of at least a majority in number of the Participants) be different from the equivalent budgeted number used for purposes of any incentive compensation plan established by the Company or its Affiliate at such Target Operation (if such a plan is so established). If Target Operations are acquired during the middle of a Fiscal Year, then the amount of Target Operating Net Income and actual Operating Net Income therefor shall be prorated as then determined by the Company or, in the absence of such determination, then on the basis of the number of days remaining in such Fiscal Year.
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            2.3 For each Fiscal Year during the Term of this Plan in which the actual Operating Net Income of a Target Operation exceeds its Target Operating Net Income, then the Participants, as a group, shall be entitled to receive incentive payments under this Plan equal in the aggregate to ten percent (10%) of the amount by which such actual Operating Net Income exceeds such Target Net Income. Such payments shall be allocated among the Participants and paid to them as provided in Article 3 below.

            2.4 If in any Fiscal Year the actual Operating Net Income of a Target Operation is the same as or less than its Target Operating Net Income, then the Participants shall receive no payment for that Fiscal Year in respect of that Target Operation. As to any Target Operation, no such shortfall in any single Fiscal Year shall affect the right to payments in another Fiscal Year, and within the same Fiscal Year, no such shortfall as to any single Target Operation (or group of related Target Operations for which a single Target Operating Net Income has been established) shall affect the right to payments as to other Target Operations.

                                   Article 3

                           PAYMENT AND DISTRIBUTION

            3.1 Upon each Participant's admission as a Participant under this Plan, the Company shall award such Participant a number of "points" for purposes of determining his or her relative right to receive payments under this Plan. The initial number of points awarded to a Participant shall be indicated in such Participant's Plan Adoption Agreement. Upon the prior written consent of the Company and a Majority in Interest, from time to time: new Participants may be admitted to the Plan and awarded points; and the points awarded to existing Participants may be changed.

            3.2 For each Fiscal Year, the aggregate amount of incentive payments under Article 2 for such Fiscal Year shall be calculated. Each Participant shall be entitled to receive the portion of such aggregate amount determined by dividing the number of points applicable to such Participant as of the last day of that Fiscal Year by the total number of points applicable to all Participants on such day. Such point system shall be solely determinative of the relative amount to be received by each Participant.

            3.3 The incentive payments under Article 2 shall be paid promptly following the release of the financial statements of the Company or its Affiliates that are utilized to calculate Operating Net Income, but in no event later than 90 days following the last day of the Fiscal Year for which Operating Net Income is calculated.

            3.4 Payment under this Plan shall be by check or money order. The Company shall have the right to deduct from any
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incentive payment under Article 2 (i) any federal, state or local taxes required by law to be withheld with respect to such payments, and (ii) any other amounts specifically authorized to be withheld or deducted by a Participant.

                                   Article 4

                             TERM AND TERMINATION

            4.1 Each Participant's entitlement to participate in this Plan shall terminate upon the death of such Participant, provided, however, that if a Participant dies after the last day of a Fiscal Year but before the date of any payment under Article 2 in respect of such Fiscal Year, such payment for such Fiscal Year only shall nonetheless be deemed earned and shall be payable to the estate of the deceased Participant in the manner provided in Article 3. Upon any such termination, the points allocated to such Participant shall thereupon be cancelled.

            4.2 Upon expiration of the Term of this Plan, the Company shall pay to the Participants as a group an aggregate sum equal to the average of the aggregate annual payments made or to be made under Article 3 for the three Fiscal Years ending on the last day of such Term, MULTIPLIED BY six (6); provided, however, that the Participants may instead elect (by the vote of a Majority in Interest) to receive such payment earlier by giving written notice to such effect at any time during the Buyout Period, in which case (x) the aggregate sum to be paid shall be based upon the same formula set forth above, except that the three Fiscal Years mentioned above shall be those ending on the last day of the Fiscal Year immediately preceding the Fiscal Year in which the Majority in Interest so elects, and (y) this Plan shall terminate as of the last day of the Fiscal Year immediately preceding the Fiscal Year in which such election is made (other than for payments in respect of the immediately preceding Fiscal Year and under this Section 4.2). Such payment under this
Section 4.2 shall be payable, at the option of each Participant (as shall be specified in the notice of the Majority in Interest), either (i) in cash, or
(ii) by the issuance of shares of Common Stock, $.01 par value, of Parent, based upon the Fair Market Value of a share of Common Stock. Such payment under this
Section 4.2 shall be allocated among the Participants based upon their respective points in effect on last day of the Term of this Plan or the date the Majority in Interest earlier elects (as applicable), in the same manner as specified in Article 3 above. The Company shall pay the amount under this
Section 4.2 in the same manner specified in Section 3.4 on or before 90 days after the applicable date. Such payment shall be in full satisfaction of all obligations of the Company's obligations under this Plan, except as otherwise specified in clause (y) above.

            4.3 The sum of all payments over the term of this Plan under Section
2.3 and 4.2 hereof shall not be less than $300,000 in the aggregate as to all Participants. If the sum of all such
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payments calculated under said Sections 2.3 and 4.2 proves to be less than
$300,000, then the Company shall pay the difference to the Participants in the manner specified in Section 3.4 within 90 days after termination of this Plan.

                                   Article 5

                        PLAN CHANGES AND IMPLEMENTATION

            This Plan may be amended, modified or supplemented at any time or from time to time by the Board of Directors of the Company, with the consent of a Majority in Interest. This Plan shall be implemented and administered by the Board of Directors of the Company or by a committee appointed by the Board of Directors of the Company.

                                   Article 6

                                 MISCELLANEOUS

            6.1 Any payment or distribution to any Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company with respect to such payment or distribution, and, to the extent permitted by law, the Company may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

            6.2 Participation in this Plan shall not give any Participant the right to be retained in the employ of the Company. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan. Except as provided herein, the Company reserves the right to dismiss any Participant who is an employee of the Company without any liability for any claim against the Company under this Plan; provided, however, the employment rights of any Participant or other employee shall not be enlarged, guaranteed, limited or otherwise affected by reason of any of the provisions of this Plan.

            6.3 The rights of each Participant under this Plan may not be assigned or encumbered by him or her in any manner, and any attempted assignment, transfer, pledge, hypothecation or encumbrance shall be void in all respects. Subject to the foregoing, this Plan shall be binding on and inure to the benefit of the Company and the Participants and their respective successors, heirs and assigns.
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            DATE OF ADOPTION:       Effective April 1st, 1996.

                                    CARRIAGE FUNERAL SERVICES OF IDAHO, INC.

                                    By: /s/ MARK W. DUFFEY
                                       MARK W. DUFFEY, Executive Vice
                                          President